Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Southwest Corporation of our report dated May 16, 2022, relating the financial statements of I-45 SLF and its subsidiary, included as an exhibit to the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2022.

/s/ RSM US LLP

Chicago, Illinois
August 4, 2022